Exhibit 12(b)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 1, 2010

BlackRock California Municipal Income Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

BlackRock California Insured Municipal Income Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special counsel to BlackRock California Municipal Income Trust, a closed-end management investment company organized as a Delaware statutory trust (the “Acquiring Fund”), and to BlackRock California Insured Municipal Income Trust, a closed-end management investment company organized as a Delaware statutory trust (the “Target Fund”), in connection with the merger of the Target Fund with and into BFZ Merger Subsidiary, a direct, wholly-owned subsidiary of the Acquiring Fund (the “Merger Subsidiary”), with the Merger Subsidiary being the surviving entity and holders of common shares of the Target Fund, par value $0.001 per share (the “Target Fund Common Shares”), receiving, in cancellation of their Target Fund Common Shares, solely common shares of the Acquiring Fund, par value $0.001 per share (the “Acquiring Fund Common Shares”), and holders of Series F-7 preferred shares of the Target Fund, par value $0.001 per share and with a liquidation preference of $25,000 per share (the “Target Fund Preferred Shares” and together with the Target Fund Common Shares the “Target Fund Shares”), receiving, in cancellation of their Target Fund Preferred Shares, solely Series F-7 preferred shares of the Acquiring Fund, par value $0.001 per share and with a liquidation preference of $25,000 per share (the “Acquiring Fund Preferred Shares “ and together with the Acquiring Fund Common Shares the “Acquiring Fund Shares”) (collectively, the “Reorganization”), pursuant to the Agreement and Plan of Reorganization, dated January 28, 2010, between the Acquiring Fund, the Target Fund and the Merger Subsidiary (the “Agreement”).  You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless

BlackRock California Municipal Income Trust
BlackRock California Insured Municipal Income Trust
February 1, 2010
Page

otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Proxy Statement/Prospectus (prepared with respect to the Reorganization), the Statement of Additional Information (also prepared with respect to the Reorganization), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.  We have assumed that the Reorganization will be consummated in accordance with the Agreement, the Proxy Statement/Prospectus, the Statement of Additional Information and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect our conclusions.  An opinion of counsel is not binding on the Service or any court.  No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

1.           The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Target Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

2.           The Acquiring Fund will recognize no gain or loss by reason of the Reorganization.

BlackRock California Municipal Income Trust
BlackRock California Insured Municipal Income Trust
February 1, 2010

3.           The Target Fund will recognize no gain or loss by reason of the Reorganization.

4.           The holders of Target Fund Common Shares will recognize no gain or loss upon the exchange of their Target Fund Common Shares solely for Acquiring Fund Common Shares pursuant to the Reorganization (except with respect to cash received in lieu of a fractional Acquiring Fund Common Share).  The holders of Target Fund Preferred Shares will recognize no gain or loss upon the exchange of their Target Fund Preferred Shares solely for Acquiring Fund Preferred Shares pursuant to the Reorganization.

5.           The aggregate tax basis of Acquiring Fund Common Shares received by each holder of Target Fund Common Shares pursuant to the Reorganization will be equal to the aggregate tax basis of the Target Fund Common Shares exchanged therefor, reduced by any tax basis allocable to a fractional Acquiring Fund Common Share for which cash is received.  The aggregate tax basis of Acquiring Fund Preferred Shares received by each holder of Target Fund Preferred Shares pursuant to the Reorganization will be equal to the aggregate tax basis of the Target Fund Preferred Shares exchanged therefor.

6.           The holding period of the Acquiring Fund Common Shares received by each holder of Target Fund Common Shares pursuant to the Reorganization will include the period during which the Target Fund Common Shares exchanged therefor were held by such holder, provided that such Target Fund Common Shares are held as capital assets on the Closing Date.  The holding period of the Acquiring Fund Preferred Shares received by each holder of Target Fund Preferred Shares pursuant to the Reorganization will include the period during which the Target Fund Preferred Shares exchanged therefor were held by such holder, provided that such Target Fund Preferred Shares are held as capital assets on the Closing Date.

7.           The tax basis of the assets of the Target Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Target Fund immediately before the Reorganization.

8.           The holding period of the assets of the Target Fund acquired by the Acquiring Fund will include the period during which those assets were held by the Target Fund.

9.           A holder of Target Fund Common Shares who receives cash in lieu of a fractional Acquiring Fund Common Share in connection with the Reorganization will be treated as having received cash in redemption of such fractional Acquiring Fund Common Share.  If Target Fund Common Shares are held as a capital asset by such a holder at the time of the Reorganization, such holder will recognize capital gain or loss equal to the difference between the amount of cash deemed received for the fractional Acquiring Fund Common Share and such holder’s tax basis in the Target Fund Common Shares allocable to the fractional Acquiring Fund Common Share.

BlackRock California Municipal Income Trust
BlackRock California Insured Municipal Income Trust
February 1, 2010

Except as set forth above, we express no other opinion.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof or any information, document, certificate, record, opinion, statement, representation, determination or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by any other person without our express written permission.

Very truly yours, /s/ Skadden, Arps, Slate, Meagher & Flom LLP